July 1, 2013

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549

Re:	Otelco Inc.
Request for Withdrawal of Registration Statement on Form S-3 (File No. 333-169738)

Ladies and Gentlemen:

Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Otelco Inc., a Delaware corporation (the “Company”), and each of the entities listed on Exhibit A hereto (together with the Company, the “Registrants”) hereby respectfully request that the Securities and Exchange Commission (the “Commission”) consent to the withdrawal, effective as of the date hereof or as soon as practicable thereafter, of the Registrants’ registration statement on Form S-3 (File No. 333-169738), together with all exhibits thereto (the “Registration Statement”). The Registration Statement was filed by the Registrants on October 4, 2010 to register the sale of up to $56,000,000 of the Company’s Income Deposit Securities. The Registration Statement was declared effective on October 15, 2010.

The Registrants are requesting the withdrawal of the Registration Statement because the Company no longer intends to offer or sell any of its Income Deposit Securities; as a result of the Company’s previously reported restructuring, none of its Income Deposit Securities are currently outstanding. No securities registered under the Registration Statement have been issued or sold.

In accordance with Rule 457(p) under the Securities Act, the Registrants request that all fees paid to the Commission in connection with the filing of the Registration Statement be credited for future use.

If you have any questions or require further information regarding this request for withdrawal, please do not hesitate to contact the Registrants’ legal counsel, Steven Khadavi, Esq. of Dorsey & Whitney LLP at (212) 415-9376.

Very truly yours,

OTELCO INC.

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

BLOUNTSVILLE TELEPHONE LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

BRINDLEE MOUNTAIN TELEPHONE LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

COMMUNICATIONS DESIGN ACQUISITION LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

CRC COMMUNICATIONS LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

GRANBY TELEPHONE LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

HOPPER TELECOMMUNICATIONS LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

I-LAND INTERNET SERVICES LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

MID-MAINE TELPLUS LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

MID-MISSOURI HOLDING CORP.

By:	OTELCO INC.,
Its Successor

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer
2

OTELCO TELECOMMUNICATIONS LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

OTELCO TELEPHONE LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

SACO RIVER TELEPHONE LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

PINE TREE TELEPHONE LLC

By:	/s/ Curtis L. Garner, Jr.
Name:	Curtis L. Garner, Jr.
Title:	Chief Financial Officer

cc: Steven Khadavi, Esq.

3

Exhibit A

Entity	State of Incorporation or Organization
Blountsville Telephone LLC	Alabama
Brindlee Mountain Telephone LLC	Alabama
Communications Design Acquisition LLC	Delaware
CRC Communications LLC	Delaware
Granby Telephone LLC	Massachusetts
Hopper Telecommunications LLC	Alabama
I-Land Internet Services LLC	Missouri
Mid-Maine Telplus LLC	Maine
Mid-Missouri Holding Corp.	Delaware
Otelco Telecommunications LLC	Delaware
Otelco Telephone LLC	Delaware
Saco River Telephone LLC	Delaware
Pine Tree Telephone LLC	Maine